Exhibit 10.1

Summary of Director Compensation

In December 2008, the Board of Directors approved the following Board compensation effective January 1, 2009:

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an annual retainer of $57,000 for non Chairman members, and $157,000 for the Chairman (which includes the $57,000 retainer paid to non-Chairman members, the $25,000 additional retainer paid to the Chairman in 2008 and prior years, and $75,000 in lieu of the additional stock option grant which the Chairman received in addition to the standard grant made to all non-employee directors in prior years), each paid quarterly;

•	an annual retainer of $20,000 for service as the Audit Committee Chairman and the Compensation Committee Chairman, paid quarterly;

•	an annual retainer of $10,000 for service as the Nominating and Corporate Governance Committee Chairman and the Compliance and Quality Committee Chairman;

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a restricted stock award having a value of $183,000 based on sixty day trailing average market price of the company’s common stock, awarded in January of each year and vesting on the first anniversary of the grant date; and

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a stock option grant to purchase shares of common stock equivalent to $122,000 calculated using the Black-Scholes model, typically granted upon re-election to the Board. Each stock option has an exercise price equal to the closing price of the stock on the date of grant and vests in four equal quarterly installments over one year.